Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)

BridgeBio Pharma, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share(3)	457(r)	—	—	—	—	—
Fees to Be Paid	Equity	Preferred Stock, par value $0.001 per share(4)	457(r)	—	—	—	—	—
Fees to Be Paid	Debt	Debt Securities(5)	457(r)	—	—	—	—	—
Fees to Be Paid	Equity	Warrants(6)	457(r)	—	—	—	—	—
Fees to Be Paid	Other	Units(7)	457(r)	—	—	—	—	—
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share(1)	457(o)	—	—	$500,000,000	0.0001381	$69,050
Carry Forward Securities
	Total Offering Amounts					$500,000,000		$69,050
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$69,050

(1)
The amount to be registered consists of (a) an indeterminate amount of common stock, preferred stock, debt securities, warrants and/or units and (b) up to $500,000,000 in shares of common stock. There is also being registered hereunder such currently indeterminate number of (i) shares of common stock or other securities of the registrant as may be issued upon conversion of, or in exchange for, convertible or exchangeable debt securities and/or preferred stock registered hereby, or (ii) shares of preferred stock, common stock, debt securities or units as may be issued upon exercise of warrants registered hereby, as the case may be, including under any applicable antidilution provisions. Any securities registered hereunder may be sold separately or together with other securities registered hereunder.

(2)
The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(3)
Including such indeterminate amount of common stock as may be issued from time to time at indeterminate prices or upon conversion of debt securities and/or preferred stock registered hereby, or upon exercise of warrants registered hereby, as the case may be.

(4)
Including such indeterminate amount of preferred stock as may be issued from time to time at indeterminate prices or upon conversion of debt securities and/or preferred stock registered hereby, or upon exercise of warrants registered hereby, as the case may be.

(5)	Including such indeterminate principal amount of debt securities as may be issued from time to time at indeterminate prices or upon exercise of warrants registered hereby, as the case may be.

(6)
Warrants may be sold separately or together with any of the securities registered hereby and may be exercisable for shares of common stock or preferred stock registered hereby. Because the warrants will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.

(7)
Each unit will be issued under a unit agreement and will represent an interest in one or more securities registered pursuant to this registration statement, which may or may not be separable from one another. Because the units will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.